Exhibit 10.2

SeaWorld Entertainment, Inc.

AMENDED AND RESTATED Outside Director Compensation Policy

Effective January 1, 2023

SeaWorld Entertainment, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. The cash compensation and equity grants described in this Policy will be paid or made, as applicable, automatically and without further action of the Board, to each Outside Director. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such terms in the Company’s 2017 Omnibus Incentive Plan (the “Plan”). Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

I.
Cash Compensation.

A.
Annual Fee. The Company will pay each Outside Director an annual fee of $100,000 for serving on the Board (the “Annual Fee”). The Annual Fee will be paid, in arrears, in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

B.
Annual Board Chairperson Fee. In addition to the Annual Fee, the Company will pay the Outside Director who serves as the Chairperson of the Board an annual fee of $125,000 for such service (the “Annual Board Chairperson Fee”). The Annual Board Chairperson Fee will be paid, in arrears, in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

C.
Annual Lead Director Fee. In addition to the Annual Fee, the Company will pay any Outside Director who serves as the Lead Director (as defined in the Company’s Corporate Governance Guidelines) an annual fee of $100,000 for such service (the “Annual Lead Director Fee”). The Lead Director Fee will be paid, in arrears, in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

D.
Annual Committee Chairperson Fee. In addition to the Annual Fee, the Annual Board Chairperson Fee and the Annual Lead Director Fee, as applicable, the Company will pay each Outside Director who serves as the Chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Regulatory & Governmental Affairs Committee, Revenue Committee or Special/Ad Hoc Committee of the Board the applicable annual fee set forth in the table below for such service (the “Annual Committee Chairperson Fee”). The Annual

Committee Chairperson Fee will be paid, in arrears, in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter. Subject to Section G below and the following sentence, the Annual Committee Chairperson Fee will not be prorated unless otherwise determined by the Board (upon a recommendation by the Compensation Committee) for any Committee that is in existence for less than a full calendar year; provided that the balance due of the Annual Committee Chairperson Fee will be paid upon the termination of the Committee (or at the next quarterly payment date). If such a Committee is formed in the first quarter of the calendar year, its members shall be eligible for a quarterly fee at the end of each quarter (i.e., four quarterly fees), in arrears, during the calendar year; if formed in the second quarter, eligible for three quarterly fees; if formed in the third quarter, eligible for two quarterly fees; and if formed in the fourth quarterly, eligible for one quarterly fee.

Committee	Annual Committee Chairperson Fee*
Audit Committee	$30,000
Compensation Committee	$25,000
Nominating and Corporate Governance	$25,000
Revenue Committee	$25,000
Special/Ad Hoc Committee	$30,000**

* The Annual Chairperson Fee shall be pro-rated for any Chairperson that serves on the Committee (as defined below) for less than the full year of any Committee or existence of the Special/Ad Hoc Committee, prorated based on the number of quarters (whether full or partial) that the Chairperson provided partial service during the applicable year. If a Committee member serves as a Chairperson for less than the full year of any Committee or existence of the Special/Ad Hoc Committee then such Committee member’s Annual Committee Chairperson Fee and Annual Committee Member Fee (as defined below) shall be pro-rated between the two fees, as applicable, based on the number of days served in each position.

** Or such other amounts as may be determined by the Board of Directors upon establishment of the Special/Ad Hoc Committee, including a pro-rated amount for a Chairperson if such Chairperson was appointed following the establishment of the Special/Ad Hoc Committee or left prior to its termination.

E.
Committee Members. In addition to the Annual Fee, the Annual Board Chairperson Fee and the Annual Lead Director Fee, as applicable, the Company will pay each Outside Director who serves as a non-Chairperson member of Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Regulatory & Governmental Affairs Committee, Revenue Committee or Special/Ad Hoc Committee of the Board (collectively, the “Committees”) the applicable annual fee set forth in the table below for such service (the “Annual Committee Member Fee”). At the election of the Outside Director, the Annual Committee Member Fee will be paid, in arrears, either (a) in twelve equal installments on a monthly basis with each monthly payment paid on the last day of the applicable month or (b) in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter. Subject to Section G below and the following sentence, the Annual Committee Member Fee will not be prorated unless otherwise determined by the Board (upon a recommendation by the Compensation Committee) for any Committee that is in existence for less than a full calendar year; provided that the balance due of the Annual Committee Member Fee will be paid upon the termination of the Committee (or at the next quarterly payment date). If such a Committee is formed in the first quarter of the calendar year, its members shall be eligible for a quarterly fee at the end of each quarter (i.e., four quarterly fees), in arrears, during the calendar year; if formed in the second quarter, eligible for three quarterly fees; if formed in the third quarter, eligible for two quarterly fees; and if formed in the fourth quarterly, eligible for one quarterly fee.

Committee	Annual Committee Member Fee*
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance	$15,000
Revenue Committee	$15,000
Special/Ad Hoc Committee	$20,000**

* The Annual Committee Member Fee shall be pro-rated for any Committee member that serves on the Committee for less than the full year of any Committee or existence of the Special/Ad Hoc Committee, prorated based on the number of quarters (whether full or partial) that the Outside Director provided partial service during the applicable year.

** Or such other amounts as may be determined by the Board of Directors upon establishment of the Special/Ad Hoc Committee, including a pro-rated amount for a Committee member if such Committee member joined following the establishment of the Special/Ad Hoc Committee or left prior to its termination.

F.
Meetings of the Board or Committees. There are no per meeting attendance fees for attending Board meetings or meetings of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Regulatory & Governmental Affairs Committee, Revenue Committee or Special/Ad Hoc Committee of the Board, unless otherwise approved by the Board of Directors; provided that each Outside Director shall receive $2,000 for each full Board meeting attended in excess of twelve (12) full Board meetings attended per calendar year.

G.
Newly Elected or Appointed Outside Director; Ceasing Board Service. The Company will pay each individual who is first elected or appointed as an Outside Director after the effective date of this Policy a prorated portion of the applicable annual fees set forth in this Section I based on the number of days that the Outside Director provided partial service during the year of election or appointment. If any Outside Director ceases to serve on the Board for any reason, the Company will pay such

Outside Director a prorated portion of quarterly installment due to such Outside Director under this Section I based on the number of days that such Outside Director provided partial service during the applicable quarter. Subject to Section I.I. below, after payment of the aforementioned prorated quarterly installment to any Outside Director that ceases to serve on the Board (and any Annual Committee Chairperson Fees and Annual Committee Member Fees, in each case, as described above), the Company will have no further obligations to such Outside Director under this Section I.

H.
Reimbursement of Expenses. The Company will reimburse each Outside Director for (i) all reasonable and documented travel and lodging expenses associated with attendance at Board and committee meetings and (ii) subject to approval by the Nominating and Corporate Governance Committee, all reasonable and documented registration, travel and lodging expenses associated with attendance at director continuing education programs in accordance with the Company’s then current policies. The Company will provide complimentary and discount tickets and passes for Outside Directors and guests to visit the Company’s parks in accordance with the Company’s then current policies.

I.
Special Compensation. The Board may provide additional compensation to members of the Board from time to time for “Extraordinary Board Service” (such fees, “Special Compensation”). “Extraordinary Board Service” shall mean services provided outside of the services typically required and/or expected of members of the Board or the Committees related to events or circumstances that are unusual or infrequent in nature. The Special Compensation payable with respect to such Extraordinary Board Service shall be determined and paid retroactively after the applicable Extraordinary Board Services are completed (intermittently or in a lump sum) but shall be determined based on a variety of factors, including, but not limited to, (i) length of special services, (ii) number of meetings attended outside general Board or Committee meetings, (iii) time demands in between meetings, (iv) travel commitments and (v) anything else the Board determines to be relevant. The Special Compensation shall be determined by the Board based on the Board’s internal comparisons to the various time commitment and obligations of the other Committees. Consistent with Section F of the Policy, per meeting fees will generally not be paid; provided, that, in some instances, fixed per diem rates may be appropriate based on the nature of the Extraordinary Board Service.

J.
Equity in Lieu of Cash Compensation. Once per calendar year, each Outside Director may timely elect, prior to the annual deadline, to receive any or all of the above referenced cash compensation in the form of fully vested shares of Common Stock of the Company (or deferred notional units of Common Stock) in lieu of cash. The number of shares received will be calculated using the closing price of a share of Common Stock of the Company on the date immediately prior to the date the cash payment would have otherwise been made. If no election is made by the Outside Director prior to the annual deadline, the above cash compensation shall be paid in cash.

II.
equity Compensation.

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Section II will be automatic and will be made in accordance with the following provisions:

A.
Initial Award. Each individual who is first elected or appointed as an Outside Director after the effective date of this Policy, will automatically be granted, on the date of such initial election or appointment, an Award (“Initial Award”) of (i) deferred stock units payable in shares of Common Stock of the Company upon settlement (i.e. the earliest to occur of a Change in Control or (a) for awards granted prior to the 2019 Annual Stockholders meeting, one year following an Outside Director’s termination of services from the Board or (b) for awards granted after the 2019 Annual Stockholders meeting, three months following an Outside Directors termination of services from the Board or six months following termination of services from the Board if such director is considered a specified employee under 409A of the Internal Revenue Code (each such deferred stock unit, a “Deferred Stock Unit”) or (ii) if timely elected, restricted stock units payable in shares of Common Stock of the Company upon settlement (i.e. the earliest to occur of a Change in Control or vesting) (each such unit, a “Restricted Stock Unit”) with an aggregate Fair Market Value of $200,000 pro-rated based on the Date of Grant by multiplying $200,000 by (365-number of days since Annual Stockholders meeting)/365.

B.
Annual Award. On the date of each Annual Stockholders Meeting of the Company, but after any stockholder votes are taken on such date, each Outside Director who is to continue to serve as such will automatically be granted an Award (“Annual Award”) of (i) Deferred Stock Units or (ii) if timely elected, Restricted Stock Units with an aggregate Fair Market Value of $200,000.

C.
Vesting. Each Initial Award will vest on the day before the next Annual Stockholders Meeting of the Company occurring after the date of grant, subject to the Outside Director’s continued service on the Board through the vesting date. Each Initial Award and Annual Award will become fully vested upon the occurrence of a Change in Control (as defined in the Plan) provided that the Outside Director serves on the Board through the date of such Change in Control.

D.
Award Agreement. Each Initial Award and Annual Award granted pursuant to this Policy will be made solely by and subject to the terms set forth in a written agreement in a form, consistent with the terms of the Plan, approved by the Board (or the Compensation Committee of the Board) and duly executed by an executive officer of the Company.

III.
AMENDMENT, MODIFICATION AND TERMINATION.

This policy was adopted March 4, 2014, and amended and restated as of April 3, 2014, March 3, 2015, April 13, 2016, April 12, 2017, October 11, 2017, April 11, 2018, June 12, 2019,

December 22, 2020 (effective January 1, 2021), December 31, 2021 (effective December 31, 2021), January 1, 2022, and January 1, 2023. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion.